Exhibit T3A.6

20020285/IS/Iba

STATUTEN

Naam en zetel

Artikel 1

1.	De vennootschap draagt de naam:

Canada Northwest Oils (Europe) B.V.

2.	Zij is gevestigd te Amsterdam.

Doel

Artikel 2

De vennootschap heeft ten doel:

In het bijzonder het exploiteren, exploreren en verwerken (waaronder raffinage) van olie, gas en andere mineralen, de handel in genoemde goederen, daarvan afgeleide of daaraan verwante producten,

-	in het algemeen de fabrikage van en handel in alle soorten goederen,

-

alle handelingen, welke met het vorenstaande verband houden als het aanvragen van concessies, het verkrijgen en financieren van kapitaalsgoederen, het deelnemen in en besturen van andere veinnootschappen, alles in de ruimste zin,

-	de vennootschap is bevoegd tot het lenen en uitlenen van gelden van en aan derden en het zich borg stellen of op andere wijze sterk maken voor derden,

Kapitaal en aandelen

Artikel 3

Het maatschappelijk, kapitaal bedraagt éénhonderd twilntig miljoen zeshonderd zestienduizend euro (EUR 120.616.000.00), verdeeld in vierhonderdduizend (400.000) aandelen met een nominale waarde van driehonderd één euro en vierenvijfitg eurocent (EUR 301,54) elk.

Artikel 4

1.	De aandelen luiden op naam. Zij zijn genummerd op de wijze als de directie bepaalt.

2.	Er worden geen aandeelbewijzen afgegeven.

3.	De directie houdt een register, waarin de namen en adressen van alle aandeelhouders zijn opgenomen, met vermelding van het op elk aandeel gestorte bedrag.

Artikel 5

1.	De vennootschap is bevoegd voor eigen rekening onder bezwarende titel volgestorte aandelen in haar maatschappelijk kapitaal te verkrijgen tot ten hoogste de helft in haar geplaatste kapitaal.

2.	Op eigen aandelen in de vennootschap kunnen de aan die aandelen verbonden rechten niet worden uitgeoefend.

Artikel 6

1.

De levering van aandelen geschiedt door middel van een akte van levering en betekening van die akte aan de vennootschap of door schriftelijke erkenning van de levering door de vennootschap op grond van overlegging van die akte aan de vennootschap. Indien het betreft niet volgestorte aandelen, kan de erkenning slechts geschieden, wanneer er is een akte van overdracht met vaste dagtekening.’

2.	In geval van levering van niet volgestorte aandelen wordt in het register, bedoeld bij artikel 4 lid 3, mede de dag der levering aangetekend.

3.	Het bepaalde in de voorgaande leden is van overeenkomstige toepassing op de toedeling van aandelen bij scheiding.

Artikel 7

1.	De aandeelhouder, die één of meer aandelen wil vervreemden, moet deze eerst aanbieden aan zijn mede-aandeelhouders.

2.

De prijs, waarvoor de aandelen door de andere aandeelhouders kunnen worden overgenomen, wordt vastgesteld door de aanbieder en zijn mede-aandeelhouders. Indien zij niet tot overeenstemming komen, wordt de prijs vastgesteld door een onafhankelijke deskundige, op verzoek van de meest gerede partij te benoemen door de Kantonrechter, binnen wiens kanton de vennootschap statutair is gevestigd, tenzij partijen onderling overeenstemming over de deskundige bereiken.

3.

De aanbieder blijft bevoegd zijn aanbod in te trekken, mits dit geschiedt binnen een maand, nadat hem bekend is aan welke gegadigden hij al die aandelen, waarop het aanbod betrekking heeft, kan verkopen en tegen welke prijs.

4.

Indien vaststaat, dat de mede-aandeelhouders het aanbod niet aanvaarden of dat niet al de aandelen, waarop het aanbod betrekking heeft, tegen contante betaling wordt gekocht, zal de aanbieder de aandelen binnen drie maanden na die vaststelling vrijelijk mogen overdragen.

Bestuur

Artikel 8

1.	De vennootschap heeft een directie, bestaande uit één of meer directeuren A en één of meer directeuren B.

Een rechtspersoon kan tot directeur worden benoemd.

2.	De algemene vergadering benoemt de directeuren en is bevoegd hen te allen tijde te ontslaan.

Artikel 9

De directie is belast met het besturen van de zaken van de vennootschap en met het beheer van haar vermogen.

Artikel 10

De directie is bevoegd de vennootschap te vertegenwoordigen. De vennootschap kan ook worden vertegenwoordigd door een directeur A en een directeur B gezamenlijk handelend.

Artikel 11

Ingeval van ontstentenis of belet van één of meer directeuren zijn de overige directeuren of is de overige directeur tijdelijk met het gehele bestuur en beheer van de vennootschap belast, terwijl ingeval van ontstentenis of belet van alle directeuren of van de enige directeur tijdelijk met het beheer is belast de persoon, die daartoe jaarlijks door de algemene vergadering wordt aangewezen.

Boekjaar en jaarrekening

Artikel 12

1.	Het boekjaar valt samen met het kalenderjaar.

2.	Jaarlijks wordt door de directie een jaarrekening opgemaakt, bestaande uit een balans, een winst- en verliesrekening en een toelichting.

3.	De algemene vergadering stelt de jaarrekening vast.

4.	De algemene vergadering kan volledige of beperkte decharge verlenen aan de directeuren voor het gevoerde bestuur.

Winstbestemming

Artikel 13

De winst is ter beschikking van de algemene vergadering.

Algemene vergaderingen van aandeelhouders

Artikel 14

1.	De algemene vergaderingen worden gehouden te Amsterdam.

2.	Jaarlijks, uiterlijk in de maand maart, wordt een algemene vergadering gehouden, waarin ondermeer de jaarrekening en de winstbestemming worden vastgesteld.

Artikel 15

De oproeping tot de algemene vergadering geschiedt door de directie niet later dan op de Vijftiende dag vóór die van de vergadering.

Artikel 16

Zolang in een algemene vergadering het gehele geplaatste kapitaal is vertegenwoordigd, kunnen geldige besluiten worden genomen over alle aan de orde komende onderwerpen, mits met algemene stemmen, ook al zijn de door de wet of statuten gegeven voorschriften voor het oproepen en houden van vergaderingen niet in acht genomen.

Artikel 17

De algemene vergaderingen voorzien zelf in haar voorzitterschap.

Artikel 18

1.	De algemene vergadering besluit met volstrekte meerderheid der geldig uitgebrachte stemmen.

2.	Elk aandeel geeft recht tot het uitbrengen van één stem.

3.

Voor de aandelen van hen, wie uit anderen hoofde dan als aandeelhouder van de vennootschap door het te nemen besluit enig recht jegens de vennootschap zou worden toegekend of die daardoor van enige verplichting jegens haar zouden worden ontslagen, kunnen geldige stemmen worden uitgebracht.

Artikel l9

Tenzij met medewerking van de vennootschap certificaten van aandelen zijn uitgegeven, kunnen besluiten van aandeelhouders in plaats van in algemene vergaderingen ook schriftelijk (waaronder begrepen telegram- en telexbericht) worden genomen, mits met algemene stemmen van alle tot stemmen bevoegde aandeelhouders.

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1/1

STATEMENT on fair office translation

The undersigned:

Joannes Franciscus Verlinden, civil law notary at Eindhoven, the Netherlands,

declares:

that the attached document is a fair office translation of, to the best of my knowledge, the consecutive wording in the Dutch language of the articles of association of Canada Northwest Oils (Europe) B.V., a private limited liability company under Dutch law, having its official seat in Amsterdam, the Netherlands.

In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

Eindhoven, June 5th 2009.
/s/ J.F. Verlinden
J.F. Verlinden

In this translation an attempt has been made to be as literal as possible without jeopardising the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.

ARTICLES OF ASSOCIATION

Name and seat

Article 1

1.	The name of the company is:

Canada Northwest Oils (Europe) B.V.

2.	The official seat of the company is in Amsterdam.

Objects

Article 2

The objects of the company are:

In particular the exploitation, exploration and processing (under which refining) of oil, gas and other minerals, the trade in the mentioned goods, derivatives of these goods or related products,

-	in particular the production of and the trade in all kinds of goods,

-

all transactions, which are connected therewith, such as the application of franchises, the acquisition and financing of capital goods, the participation in and management of other companies, all in the broadest sense,

-	the company is authorised to borrow and lend monies to and from third parties and to provide security or otherwise [sterk maken] to third parties,

Capital and shares

Article 3

The authorized capital of the company equals one hundred forty six million three hundred seventy two thousand euro (EUR 146,372,000,00), and is divided into four hundred thousand (400,000) shares with a nominal value of three hundred sixty five euro and ninety three eurocent (EUR 365.93) each.

Article 4

1.	All shares are to be registered shares. They are numbered in the manner as determined by the management board.

2.	No share certificates shall be issued.

3.	The management board shall keep a register in which the names and addresses of all shareholders are recorded, showing the amount paid on each share.

Article 5

1.	The company may acquire for its own account for valuable consideration fully paid in shares in its own authorised capital for at most half of its issued capital.

2.	On own shares in the company, no rights which are connected to these shares can be exercised.

Article 6

1.

The transfer of shares requires a deed of transfer and service of this deed to the company or by written acknowledgement of the transfer by the company on the grounds of submission of this deed to the company.

If the shares are not paid in, acknowledgement can only take place with a deed of transfer with fixed date.

2.	If shares that are not paid in are being transferred, in the register as mentioned in article 4 paragraph 3, the date of transfer will also be recorded.

3.	The provisions of the preceding paragraphs are applicable to the division of shares at divorce.

Article 7

1.	Any shareholder, wishing to transfer one or more shares, shall first offer those shares to his co-shareholders.

2.

The price, at which the shares can be purchased by the other shareholders, shall be agreed between the offeror and his co-shareholders. Failing agreement between the parties, the price shall be set by an independent expert on request of the most willing party to be appointed by the cantonal judge, in whose district the company has its official seat, unless the expert is appointed by the parties by mutual consent.

3.

The offeror remains entitled to withdraw his offer, provided he does so within one month after he is informed to which interested parties he can sell all the shares included in the offer and at what price.

4.

If it is established that the co-shareholders do not accept the offer or that not all shares included in the offer shall be purchased against payment in cash, the offeror shall be free to transfer the shares within three months thereafter to whomsoever he wishes.

Management board

Article 8

1.	The company has a managing board, consisting of one or more managing directors A and one or more managing directors B.

A legal entity may be appointed as a managing director.

2.	The general meeting appoints the managing directors and is entitled to dismiss them at any time.

Article 9

The management board shall be entrusted with the management of the businesses of the company and with its asset management.

Article 10

The managing board shall have power to represent the company. The company can also be represented by a managing director A and a managing director B acting jointly.

Article 11

If one or more managing directors are absent or prevented from performing their duties, the remaining managing director or managing directors shall be temporarily entrusted with the entire management of the company and its asset management, while if all managing directors or the sole managing director are absent or prevented from performing their duties, the management of the company shall be temporarily entrusted to the person designated for this purpose by the general meeting.

Financial year and annual accounts

Article 12

1.	The financial year shall be the calendar year.

2.	Annually, the management board shall draw up the annual accounts, consisting of a balance sheet, a profit-and-loss account and an explanation.

3.

Unconditional adoption of the annual accounts by the general meeting shall serve to constitute a discharge of the managing directors for their management, insofar as such management is apparent from the annual accounts.

Allocation of profits

Article 13

The profits are at the disposal of the general meeting.

General meetings of shareholders

Article 14

1.	The general meetings will be held in Amsterdam.

2.	Annually, ultimately in the month March, a general meeting will be held, in which interalia the annual accounts and the allocation of profits will be determined.

Article 15

The convocation of a general meeting shall take place by the management board not later than on the fifteenth day prior to the date of the general meeting.

Article 16

As long as the entire issued capital is represented at a general meeting, valid resolutions can be adopted on all subjects brought up for discussion, provided such resolutions are adopted unanimously, even if the formalities prescribed by law or by the articles of association for the convocation and holding of meetings have not been complied with.

Article 17

The general meeting shall itself choose its chairman.

Article 18

1.	The general meeting adopts all resolutions by a majority of the votes validly cast.

2.	Each share confers the right to cast one vote.

3.

On the shares of those, who, other than by virtue of being shareholder of the company, by adoption of the resolution shall be granted any right against the company or who shall be relieved of any obligation to the company, can be adopted valid resolutions.

Article 19

Unless depository receipts of shares are issued with the co-operation of the company, resolutions of shareholders may also be adopted in writing without recourse to a general meeting (included telegram and telex messages), provided they are adopted by unanimous vote of all shareholders entitled to vote.

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